Exhibit 10.12

Makara Strategic Acquisition Corp.

5 Independence Way, Suite 430

Princeton, NJ 08540

January 1, 2022

Makara Capital Limited

Re: Administrative Support Agreement

Ladies and Gentlemen:

This letter agreement by and between Makara Strategic Acquisition Corp. (the “Company”) and Makara Capital Limited (“Makara Capital”), dated as of the date hereof, will confirm our agreement that, commencing on the date hereof in connection with the filing by the Company of a Registration Statement on Form S-1 and related prospectus filed with the U.S. Securities and Exchange Commission (the “Registration Statement”) and continuing until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”):

(i) Commencing on the date hereof, Makara Capital shall provide the Company with an email domain, server storage space, and related services for which Makara Capital will invoice the Company on a monthly basis expected to be not more than $1,000 per month and continuing monthly thereafter until the Termination Date; and

(ii) Makara Capital hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind as a result of, or arising out of, this letter agreement in or to, and any and all right to seek payment of any amounts due to it (each, a “Claim”) out of, the trust account established for the benefit of the public stockholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”) as a result of, or arising out of, this letter agreement, and hereby irrevocably waives any Claim it may have in the future, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This letter agreement constitutes the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of law principles.

[Signature Page Follows]

AGREED TO AND ACCEPTED BY:

Makara Strategic Acquisition Corp.

By:
	Name:	Alexander C. Booth
	Title:	CFO & Secretary

Makara Capital Limited

By:
	Name:	Ali Ijaz Ahmad
	Title:	President

[Signature Page to Administrative Support Agreement]